Exhibit 5.1

January 26, 2012

Apple Inc.

1 Infinite Loop

Cupertino, California 95014

Re:	Registration of Securities of Apple Inc.

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about January 26, 2012 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 37,447 shares of Common Stock of Apple, Inc., a California corporation (the “Company”), no par value (the “Shares”), to be issued or delivered pursuant to the Anobit Technologies Ltd. Global Share Incentive Plan (2006) (the “Plan”).

In my capacity as counsel, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance of the Shares.

It is my opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

Sincerely,

/s/ Gene D. Levoff

Gene D. Levoff
Director, Corporate Law